UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (“FRBK” or the “Company”).

Item 1: On May 6, 2022, Driver delivered a letter to the United States District Court for the Eastern District of Pennsylvania, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2: Also on May 6, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in American Banker:

Activist investor sues Republic First for delaying its annual meeting

American Banker

By John Reosti

May 6, 2022

A bitter, long-running proxy fight between two separate activist investor groups and the management of Republic First Bancorp may be nearing a climax.

Driver Management, one of two activist groups challenging longtime banker Vernon Hill’s stewardship of the $5.7 billion-asset Republic First, filed suit on Monday seeking a court order compelling the company to hold its 2022 annual meeting. Judge Paul Diamond,  the District Court judge who is hearing the case, has given the Philadelphia-based bank until noon Monday to explain why the annual meeting — which Driver claims was scheduled for May 10 — shouldn’t be held.

Republic First, where Hill is chairman and CEO, had announced plans to postpone the 2022 annual meeting last month. The delay was supposed to give the board’s audit committee time to engage legal counsel and investigate claims (raised by a second activist investor group) that Hill has engaged in related-party transactions involving John Silvestri, a longtime friend and business partner, as well as InterArch, a design firm owned by his wife, Shirley Hill.

Republic First apparently reiterated its delay plans earlier this week in communications with Broadridge Financial Solutions, the firm coordinating the annual meeting and shareholder vote. In court documents, Driver argued that the board set a May 10 date for its annual meeting, and that only the board — and not Hill or any other member of the bank's management — has the authority to change that date.

“The Board has set the annual meeting of shareholders for May 10, 2022 … Management has no role to play in that decision, but to implement it,” Driver’s attorney, Thomas Ayala, wrote Wednesday in a letter to Judge Paul Diamond,  the District Court jurist who is hearing the case.

Republic First had not responded to a request for comment by the time of this story's publication.

Driver and managing partner Abbott Cooper have nominated three director candidates: Peter Bartholow, Pamela Bundy and Richard Sinkerfield. The trio’s election could lead to Hill’s ouster, since four of the eight current directors have raised questions about Hill’s management.

Designating themselves as concerned directors, the four (none of whom are up for re-election in 2022), pointed to the alleged related-party transactions, now the subject of an internal investigation. They also chided Hill for proposing modifications to the compensation plans of the company’s senior executives that would trigger costly payouts if Hill were voted off the board or removed as CEO.

On Tuesday, the second activist group, led by veteran insurance executive George Norcross and Greg Braca, the former president and CEO of TD Bank, pledged to vote its 9.3% stake in favor of Driver’s three director nominees. TD is a Cherry Hill, New Jersey-based unit of Toronto-Dominion Bank Group.

Driver controls about 1.2% of Republic First’s shares.

The Norcross-Braca group has been soliciting proxies for the election of Bartholow, Bundy and Sinkerfield independently of Driver since February. Cooper, who has been involved in several other activist campaigns, called the situation “totally unheard of … it shows how people feel” about ousting Hill, he said in an interview.

While Republic First has delayed filing an annual report for 2021, it has filed a call report with the Federal Deposit Insurance Corp. reporting its first-quarter earnings. The company reported net income totaling $6.2 million, up 1.3% on a linked-quarter basis, but down about 13% year-over-year.

Cooper characterized the results as disappointing.

“As far as I can tell, Republic First generated a 0.43% return on average assets for the first quarter, and tangible common equity declined 13% quarter-over-quarter, so that seems more evidence for the need for a change in the boardroom,” Cooper said.

“I don’t know what [Hill] is offering anyone,” Cooper added.